Exhibit 99.1

Northern Oil and Gas, Inc. Announces Pricing of Senior Notes Offering

WAYZATA, MINNESOTA – May 8, 2013 – Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern”) today announced that it priced its underwritten public offering of $200 million aggregate principal amount of its 8.000% senior notes due 2020 at a price equal to 105.25% of par, to yield 6.754%. Northern plans to use the net proceeds of approximately $204.6 million, after deducting underwriting discounts and offering expenses, to repay borrowings outstanding under its revolving credit facility, to fund capital expenditures, and for other general corporate purposes. The offering is expected to close on May 13, 2013, subject to the satisfaction of customary closing conditions.

RBC Capital Markets, BMO Capital Markets, and SunTrust Robinson Humphrey are acting as joint book-running managers for the offering. The offering is being made only by means of a base prospectus and accompanying prospectus supplement, copies of which may be obtained when available by contacting RBC Capital Markets at Three World Financial Center, 200 Vesey Street, 10th Floor, New York, New York 10281-8098, Attention: High Yield Capital Markets, or by calling (877) 280-1299. An electronic copy of the base prospectus and prospectus supplement may also be obtained at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

SAFE HARBOR

The forward-looking statements made in this press release related to the expected closing of the notes offering and the planned use of net proceeds are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

INVESTOR RELATIONS CONTACT:

Brandon Elliott

EVP, Corporate Development and Strategy

952-476-9800

belliott@northernoil.com

Erik Nerhus

VP, Business Development

952-476-9800

enerhus@northernoil.com